N E W S R E L E A S E

Investors:	Brett Manderfeld	John Penshorn	Media:	Don Nathan	Tyler Mason
	Vice President	Senior Vice President		Senior Vice President	Vice President
	952-936-7216	952-936-7214		952-936-1885	714-299-5730

(For Immediate Release)

UNITEDHEALTH GROUP REPORTS 2012 RESULTS,
HIGHLIGHTED BY STRONG AND CONSISTENT GROWTH

•	Revenues of $110.6 Billion Grew 9% Year-Over-Year,
Including an 11% Increase in Fourth Quarter Revenues

•	Full Year UnitedHealthcare Earnings Grew 8% Year-Over-Year;
UnitedHealthcare Grew to Serve more than 6 Million Additional People in 2012,
Including Nearly 2 Million in U.S. Markets and more than 4 Million in Brazil

•	Optum Earnings Grew 14% Year-Over-Year,
Including a 65% Year-Over-Year Increase in Fourth Quarter Earnings

MINNETONKA, Minn. (January 17, 2013) - UnitedHealth Group (NYSE: UNH) today reported 2012 results, highlighted by strong and diversified growth in revenues and earnings. Full year 2012 net earnings were $5.28 per share and cash flows from operations were $7.2 billion.

Stephen J. Hemsley, president and chief executive officer of UnitedHealth Group, said, “In 2012 we continued to gain market share and broadened our revenue and earnings growth sources for the future by continuing to focus on ever-stronger execution on the fundamentals of serving our customers.”

The Company continues to estimate 2013 revenues of $123 billion to $124 billion and net earnings in the range of $5.25 to $5.50 per share.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2012	2011	2012	2012	2011
Revenues	$28.8 billion	$25.9 billion	$27.3 billion	$110.6 billion	$101.9 billion
Earnings From Operations	$2.1 billion	$2.1 billion	$2.6 billion	$9.3 billion	$8.5 billion
Net Margin	4.3%	4.9%	5.7%	5.0%	5.0%

•
UnitedHealth Group's full year 2012 revenues of $110.6 billion grew $8.8 billion or 9 percent year-over-year. Revenue growth accelerated to 11 percent year-over-year in the fourth quarter, as a result of strong advances from UnitedHealthcare Medicare & Retirement, OptumHealth, OptumInsight and the continuing development of UnitedHealthcare International's business. Fourth quarter 2012 revenues grew $2.9 billion to $28.8 billion.

•
Full year 2012 earnings from operations were $9.3 billion and net earnings were $5.5 billion or $5.28 per share. Fourth quarter earnings from operations were $2.1 billion and net earnings were $1.2 billion or $1.20 per share. UnitedHealthcare and Optum exceeded the 2012 revenue and earnings outlooks provided in November 2012.

•	Cash flows from operations were $7.2 billion for the full year, including $1.7 billion in the fourth quarter. Cash flows from operations represented a multiple of 1.3 times 2012 net earnings.

•	Fourth quarter 2012 days sales outstanding in accounts receivable of 9 days and days claims payable of 49 days both increased by one day year-over-year.

•
UnitedHealth Group repurchased 57 million shares for $3.1 billion in 2012 and paid $820 million in shareholder dividends in 2012, a growth of 26 percent year-over-year. The full year 2012 return on equity was 18.7 percent.

UnitedHealth Group Results - Continued

•
The full year 2012 commercial medical cost trend was less than 5.5 percent and was favorable to management's forecast. The full year 2012 medical care ratio of 80.4 percent decreased 40 basis points year-over-year. The fourth quarter 2012 medical care ratio increased 80 basis points year-over-year to 80.5 percent. The higher fourth quarter ratio was due to a lower level of favorable reserve development: $140 million in fourth quarter 2012 compared to $310 million in the fourth quarter of 2011. The figures for both periods include $70 million in reserve development from prior years.

•
The full year 2012 operating cost ratio of 15.6 percent and the fourth quarter ratio of 16.9 percent both increased 30 basis points year-over-year, as expected. The increases were driven by changes in business mix and investments to transition commercial pharmacy benefit management programs to OptumRx and to implement the TRICARE West Region contract award in April 2013, partially offset by advances in productivity and overall operational efficiency. Spending on reform readiness and compliance remained at elevated levels in 2012.

•	The full year 2012 tax rate of 35.9 percent increased 50 basis points, as the 2011 rate benefitted from the resolution of various historical tax matters.

•
During the fourth quarter the Company purchased approximately 65 percent of the outstanding shares of Amil Participacoes S.A. (Amil), the largest health care company in Brazil, for $3.5 billion. UnitedHealth Group expects to acquire an additional 25 percent interest during the first half of 2013 through a tender offer for Amil's publicly traded shares. The remaining 10 percent interest will be retained by Amil's existing management for at least five years.

UnitedHealthcare provides network-based health care benefits for a full spectrum of customers in the health benefits market. UnitedHealthcare serves employers ranging from sole proprietorships to large, multi-site and national and international employers, as well as students and individuals; delivers health and well-being benefits to Medicare beneficiaries and retirees; manages health care benefit programs on behalf of state Medicaid and community programs and their participants and is preparing to serve the nation's active and retired military through a recently awarded TRICARE contract.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2012	2011	2012	2012	2011
Revenues	$26.9 billion	$24.2 billion	$25.5 billion	$103.4 billion	$95.3 billion
Earnings From Operations	$1.6 billion	$1.8 billion	$2.2 billion	$7.8 billion	$7.2 billion
Operating Margin	6.1%	7.4%	8.6%	7.6%	7.6%

•
Full year 2012 UnitedHealthcare revenues of $103.4 billion grew $8.1 billion or 8 percent year-over-year. UnitedHealthcare provided medical benefits to 41 million people at year end, having grown by 6.4 million people in the past year. Broad-based gains included more than 1 million people served in U.S. commercial markets, nearly 1 million people served in U.S. public and senior markets and more than 4.4 million people served in Brazil via the Amil acquisition. UnitedHealthcare is well positioned to continue to grow in 2013 based on initial January 2013 enrollment results.

•
UnitedHealthcare earnings from operations for full year 2012 of $7.8 billion grew $612 million or 8 percent year-over-year, with fourth quarter earnings from operations decreasing $153 million year-over-year to $1.6 billion due to comparatively lower levels of reserve development in the quarter. The full year 2012 operating margin remained consistent at 7.6 percent for the third consecutive year.

UnitedHealthcare Business Results - Continued

UnitedHealthcare Employer & Individual

•	Full year 2012 UnitedHealthcare Employer & Individual revenues of $46.6 billion grew $1.2 billion or 3 percent year-over-year. Fourth quarter revenues were $11.8 billion.

•
Over the past year, UnitedHealthcare grew its commercial business by 1,055,000 people. The 2012 full year results included growth of 1,265,000 people in fee-based offerings, partially offset by a decrease of 210,000 in risk-based products reflecting funding conversions and UnitedHealthcare's continuing underwriting discipline. Year-end commercial enrollment remained unchanged from September 30, 2012.

•
Year-over-year, UnitedHealthcare's full year 2012 commercial medical care ratio of 80.6 percent decreased 30 basis points, while the fourth quarter care ratio of 82.8 percent was consistent year-over-year.

UnitedHealthcare Medicare & Retirement

•
UnitedHealthcare Medicare & Retirement revenues of $39.3 billion grew $4.3 billion or 12 percent year-over-year and $1.3 billion or 15 percent year-over-year to $9.8 billion in the fourth quarter. UnitedHealthcare continues to rapidly expand the number of senior customers served.

•
In Medicare Advantage, UnitedHealthcare grew to serve 400,000 more seniors and other beneficiaries in 2012, an 18 percent year-over-year increase, including growth of 25,000 people in the fourth quarter.

•	Growth in active Medicare Supplement products continued, with the number of seniors and other beneficiaries served increasing by 245,000 in 2012, including 45,000 people in the fourth quarter.

•
At December 31, 2012, 4.2 million seniors and other beneficiaries participated in the Company's stand-alone Part D prescription drug plans, a decline of 630,000 people year-over-year due to the Company pricing higher than the benchmarks for the low income subsidy markets in most regions.

UnitedHealthcare Community & State

•
In 2012, Community & State revenues of $16.4 billion grew $1.5 billion or 10 percent year-over-year, due to strong growth in people served through state sponsored benefit programs. Fourth quarter revenues grew $245 million year-over-year to $4.2 billion.

•
UnitedHealthcare expanded its Medicaid services to 405,000 more people in 2012, including 60,000 in the fourth quarter. The fourth quarter net decrease of 115,000 people included the planned fourth quarter market withdrawal from one product in a portion of Wisconsin, affecting 175,000 beneficiaries. Full year net membership, including this market exit, grew by 230,000 people or more than 6 percent in 2012, driven by continued local market growth and geographic and product expansion.

UnitedHealthcare International

•
UnitedHealthcare International fourth quarter 2012 revenues of $1.0 billion represented the initial results from Amil during the quarter as well as a small amount of revenues from international businesses already owned by UnitedHealthcare. Amil ended the year serving more than 4.4 million people with medical benefits.

Optum is a health services business serving the broad health care marketplace, including payers, care providers, employers, government, life sciences companies and consumers. Using advanced data, analytics and technology, Optum helps improve overall health system performance: optimizing care quality, reducing costs and improving the consumer experience and care provider performance.

Quarterly and Annual Financial Performance
	Three Months Ended			Year Ended
	December 31,	December 31,	September 30,	December 31,	December 31,
	2012	2011	2012	2012	2011
Revenues	$7.5 billion	$7.6 billion	$7.2 billion	$29.4 billion	$28.7 billion
Earnings From Operations	$459 million	$279 million	$408 million	$1.44 billion	$1.26 billion
Operating Margin	6.1%	3.7%	5.6%	4.9%	4.4%

•
In 2012, Optum revenues grew by $735 million or 3 percent to $29.4 billion, with fourth quarter revenues of $7.5 billion relatively stable year-over-year, as expected. Significant growth and business expansions in key technology and service categories over the past year were offset by a reduction in pharmacy service revenues due to reduced levels of Part D prescription drug membership and related prescription volumes.

•	OptumHealth revenues of $8.1 billion grew $1.4 billion or 22 percent year-over-year in 2012, including growth of $325 million or 18 percent year-over-year to $2.1 billion in fourth quarter of 2012.

•
OptumInsight revenues grew to $2.9 billion in 2012, advancing $211 million or 8 percent year-over-year. Fourth quarter 2012 revenues of $822 million accelerated to 15 percent growth year-over-year. OptumInsight's revenue backlog grew 14 percent year-over-year to $4.6 billion at December 31, 2012, reflecting strong demand for clinical systems and compliance and payment integrity services.

•
OptumRx full year 2012 revenues of $18.4 billion decreased 5 percent year-over-year due to the reduction in UnitedHealthcare Part D plan participants. Fourth quarter 2012 revenues of $4.6 billion decreased 10 percent year-over-year but grew $125 million or 3 percent from third quarter 2012 due to a higher volume of traditional and specialty pharmaceutical prescriptions in the fourth quarter.

Optum Business Results - Continued

•
Optum's 2012 earnings from operations of $1.4 billion grew $178 million or 14 percent year-over-year and operating margins expanded 50 basis points year-over-year. Fourth quarter earnings from operations of $459 million grew $180 million or 65 percent year-over-year and operating margin expanded 240 basis points to 6.1 percent. Earnings growth and margin expansion were driven by revenue growth in higher margin products and by improvements in business simplification, integration and efficiency efforts that benefitted operating earnings in the second half of 2012.

•
Full year 2012 OptumHealth earnings from operations of $561 million grew $138 million year-over-year, and the operating margin improved 60 basis points to 6.9 percent. Fourth quarter operating earnings of $178 million grew $114 million and operating margins expanded nearly 5 percentage points. Gains in operating efficiency and cost management and increased earnings from integrated care delivery were principal contributors to the strong margin expansion and earnings growth.

•
OptumInsight's full year 2012 earnings from operations of $485 million grew $104 million or 27 percent year-over-year and the full year operating margin expanded from 14.3 percent to 16.8 percent. Fourth quarter operating earnings of $175 million grew $55 million and operating margin expanded 460 basis points year-over-year to 21.3 percent. Growth, favorable business mix and operating and cost efficiencies drove full year and fourth quarter 2012 margin expansion and overall earnings performance.

•
OptumRx full year 2012 earnings from operations of $393 million decreased $64 million year-over-year, as the business absorbed $115 million in investments to support the transition of UnitedHealthcare commercial pharmacy benefits and position OptumRx for broader market growth. Fourth quarter 2012 earnings from operations of $106 million improved 12 percent year-over-year and the fourth quarter operating margin improved 40 basis points to 2.3 percent driven by increasing specialty pharmaceutical volume and a 5 percentage point year-over-year advance in the use of generic medications, to 81 percent of total prescription volume in fourth quarter 2012.

About UnitedHealth Group
UnitedHealth Group (NYSE: UNH) is a diversified health and well-being company dedicated to helping people live healthier lives and making health care work better. With headquarters in Minnetonka, Minn., UnitedHealth Group offers a broad spectrum of products and services through two distinct platforms: UnitedHealthcare, which provides health care coverage and benefits services; and Optum, which provides information and technology-enabled health services. Through its businesses, UnitedHealth Group serves more than 80 million people worldwide. For more information, visit UnitedHealth Group at www.unitedhealthgroup.com.

Earnings Conference Call
As previously announced, UnitedHealth Group will discuss the Company's results, strategy and future outlook on a conference call with investors at 8:45 a.m. Eastern time today. UnitedHealth Group will host a live webcast of this conference call from the Investors page of the Company's website (www.unitedhealthgroup.com). The webcast replay of the call will be available on the same site through January 31, 2013, following the live call. The conference call replay can also be accessed by dialing 1-800-283-8520. This earnings release and the Form 8-K dated January 17, 2013 may also be accessed from the Investors page of the Company's website.

Forward-Looking Statements
The statements, estimates, projections, guidance or outlook contained in this press release include “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These statements are intended to take advantage of the “safe harbor” provisions of the PSLRA. Generally the words “believe,” “expect,” “intend,” “estimate,” “anticipate,” “plan,” “project,” “should” and similar expressions identify forward-looking statements, which generally are not historical in nature. These statements may contain information about financial prospects, economic conditions and trends and involve risks and uncertainties. We caution that actual results could differ materially from those that management expects, depending on the outcome of certain factors.
Some factors that could cause results to differ materially from the forward-looking statements include: our ability to effectively estimate, price for and manage our medical costs, including the impact of any new coverage requirements; the potential impact that new laws or regulations, or changes in existing laws or regulations, or their enforcement or application could have on our results of operations, financial position and cash flows, including as a result of increases in medical, administrative, technology or other costs or decreases in enrollment resulting from U.S., Brazilian and other jurisdictions' regulations affecting the health care industry; the impact of any potential assessments for insolvent payers under state guaranty fund laws; the ultimate impact of the Patient Protection and Affordable Care Act, which could materially and adversely affect our results of operations, financial position and cash flows through reduced revenues, increased costs, new taxes and expanded liability, or require changes to the ways in which we conduct business or put us at risk for loss of business; potential reductions in revenue received from Medicare and Medicaid programs; uncertainties regarding changes in Medicare, including potential changes in risk adjustment data validation audit and payment adjustment methodology; failure to comply with patient privacy and data security regulations; regulatory and other risks and uncertainties associated with the pharmacy benefits management industry and our ability to successfully repatriate our pharmacy benefits management business; competitive pressures, which could affect our ability to maintain or increase our market share; the impact of challenges to our public sector contract awards; our ability to execute contracts on competitive terms with physicians, hospitals and other service professionals; increases in costs and other liabilities associated with increased litigation, government investigations, audits or reviews; failure to complete or receive anticipated benefits of acquisitions and other strategic transactions, including the Amil acquisition; our ability to attract, retain and provide support to a network of independent producers (i.e., brokers and agents) and consultants; events that may adversely affect our relationship with AARP; the potential impact of adverse economic conditions on our revenues (including decreases in enrollment resulting from increases in the unemployment rate and commercial attrition) and results of operations; the performance of our investment portfolio; possible impairment of the value of our goodwill and intangible assets in connection with dispositions or if estimated future results do not adequately support goodwill and intangible assets recorded for our existing businesses or the businesses that we acquire; increases in health care costs resulting from large-scale medical emergencies; failure to maintain effective and efficient information systems or if our technology products otherwise do not operate as intended; misappropriation of our proprietary technology; our ability to obtain sufficient funds from our regulated subsidiaries or the debt or capital markets to fund our obligations, to maintain our debt to total capital ratio at targeted levels, to maintain our quarterly dividend payment cycle or to continue repurchasing shares of our common stock; the impact of fluctuations in foreign currency exchange rates on our reported shareholders' equity and results of operations; potential downgrades in our credit ratings; and failure to achieve targeted operating cost productivity improvements, including savings resulting from technology enhancement and administrative modernization.
This list of important factors is not intended to be exhaustive. We discuss certain of these matters more fully, as well as certain risk factors that may affect our business operations, financial condition and results of operations, in our other periodic and current filings with the Securities and Exchange Commission, including our annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K. Any or all forward-looking statements we make may turn out to be wrong, and can be affected by inaccurate assumptions we might make or by known or unknown risks and uncertainties. By their nature, forward-looking statements are not guarantees of future performance or results and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Actual future results may vary materially from expectations expressed in this press release or any of our prior communications. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update or revise any forward-looking statements.

UNITEDHEALTH GROUP
Earnings Release Schedules and Supplementary Information
Year Ended December 31, 2012

•	Condensed Consolidated Statements of Operations

•	Condensed Consolidated Balance Sheets

•	Condensed Consolidated Statements of Cash Flows

•	Segment Financial Information

•	UnitedHealthcare Customer Profile

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except per share data)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Revenues
Premiums	$25,848	$23,361	$99,728	$91,983
Services	2,022	1,722	7,437	6,613
Products	715	691	2,773	2,612
Investment and other income	184	142	680	654
Total revenues	28,769	25,916	110,618	101,862
Operating Costs
Medical costs	20,803	18,621	80,226	74,332
Operating costs	4,853	4,308	17,306	15,557
Cost of products sold	642	623	2,523	2,385
Depreciation and amortization	370	290	1,309	1,124
Total operating costs	26,668	23,842	101,364	93,398
Earnings from Operations	2,101	2,074	9,254	8,464
Interest expense	(173)	(139)	(632)	(505)
Earnings Before Income Taxes	1,928	1,935	8,622	7,959
Provision for income taxes	(684)	(677)	(3,096)	(2,817)
Net Earnings	$1,244	$1,258	$5,526	$5,142
Diluted earnings per common share attributable to UnitedHealth Group common shareholders	$1.20	$1.17	$5.28	$4.73
Diluted weighted-average common shares outstanding	1,037	1,075	1,046	1,087

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(unaudited)

	December 31,	December 31,
	2012	2011
Assets
Cash and short-term investments	$11,437	$12,006
Accounts receivable, net	2,709	2,294
Other current assets	6,906	6,050
Total current assets	21,052	20,350
Long-term investments	17,711	16,166
Other long-term assets	42,122	31,373
Total assets	$80,885	$67,889
Liabilities and Shareholders' Equity
Medical costs payable	$11,004	$9,799
Commercial paper and current maturities of long-term debt	2,713	982
Other current liabilities	13,399	13,141
Total current liabilities	27,116	23,922
Long-term debt, less current maturities	14,041	10,656
Future policy benefits	2,444	2,445
Deferred income taxes and other liabilities	3,985	2,574
Redeemable non controlling interest	2,121	—
Shareholders' equity	31,178	28,292
Total liabilities and shareholders' equity	$80,885	$67,889

UNITEDHEALTH GROUP
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(unaudited)

	Year Ended December 31,
	2012	2011
Operating Activities
Net earnings	$5,526	$5,142
Noncash items:
Depreciation and amortization	1,309	1,124
Deferred income taxes and other	5	(8)
Share-based compensation	421	401
Net changes in operating assets and liabilities	(106)	309
Cash flows from operating activities	7,155	6,968
Investing Activities
Cash paid for acquisitions, net of cash assumed	(6,280)	(1,844)
Cash received for divestiture	—	385
Purchases of property, equipment and capitalized software, net	(1,070)	(1,018)
Net purchases and maturities of investments	(1,299)	(1,695)
Cash flows used for investing activities	(8,649)	(4,172)
Financing Activities
Common stock repurchases	(3,084)	(2,994)
Customer funds administered	(324)	37
Dividends paid	(820)	(651)
Net change in commercial paper and long-term debt	4,567	478
Other, net	132	640
Cash flows from (used for) financing activities	471	(2,490)
(Decrease) increase in cash and cash equivalents	(1,023)	306
Cash and cash equivalents, beginning of period	9,429	9,123
Cash and cash equivalents, end of period	$8,406	$9,429

UNITEDHEALTH GROUP
SEGMENT FINANCIAL INFORMATION
(in millions)
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011
Revenues
UnitedHealthcare (a)	$26,858	$24,166	$103,419	$95,336
OptumHealth	2,129	1,804	8,147	6,704
OptumInsight	822	717	2,882	2,671
OptumRx	4,579	5,084	18,359	19,278
Total Optum	7,530	7,605	29,388	28,653
Eliminations	(5,619)	(5,855)	(22,189)	(22,127)
Total consolidated revenues	$28,769	$25,916	$110,618	$101,862
Earnings from Operations
UnitedHealthcare	$1,642	$1,795	$7,815	$7,203
OptumHealth	178	64	561	423
OptumInsight	175	120	485	381
OptumRx	106	95	393	457
Total Optum	459	279	1,439	1,261
Total consolidated earnings from operations	$2,101	$2,074	$9,254	$8,464
Operating Margin
UnitedHealthcare	6.1%	7.4%	7.6%	7.6%
OptumHealth	8.4	3.5	6.9	6.3
OptumInsight	21.3	16.7	16.8	14.3
OptumRx	2.3	1.9	2.1	2.4
Total Optum	6.1%	3.7%	4.9%	4.4%
Consolidated operating margin	7.3%	8.0%	8.4%	8.3%

(a)
Revenues for the three months and year ended December 31, 2012 were $11,762 and $46,596 for UnitedHealthcare Employer & Individual; $9,841 and $39,257 for UnitedHealthcare Medicare & Retirement; $4,219 and $16,422 for UnitedHealthcare Community & State; and $1,036 and $1,144 for UnitedHealthcare International, respectively. Revenues for the three months and year ended December 31, 2011 were $11,607 and $45,404 for UnitedHealthcare Employer & Individual; $8,571 and $34,933 for UnitedHealthcare Medicare & Retirement; and $3,974 and $14,954 for UnitedHealthcare Community & State.

In the fourth quarter of 2012, UnitedHealthcare reclassified 75,000 Medicare and Medicaid eligible (MME) individuals to UnitedHealthcare Community & State from UnitedHealthcare Medicare & Retirement to better reflect how these members are served. Earlier periods presented have been conformed to reflect this change.

UNITEDHEALTH GROUP
UNITEDHEALTHCARE CUSTOMER PROFILE
(in thousands)
(unaudited)

People Served	December 31, 2012	September 30, 2012	December 31, 2011
Commercial risk-based	9,340	9,340	9,550
Commercial fee-based	17,585	17,585	16,320
Total Commercial	26,925	26,925	25,870
Medicare Advantage (a)	2,565	2,540	2,165
Medicaid (a)	3,830	3,945	3,600
Medicare Supplement (Standardized)	3,180	3,135	2,935
Total Public and Senior	9,575	9,620	8,700
International	4,425	—	—
Total UnitedHealthcare - Medical	40,925	36,545	34,570
Supplemental Data
Medicare Part D stand-alone	4,225	4,230	4,855

Note:	UnitedHealth Group served 83.7 million individuals across all businesses at December 31, 2012, 77.6 million at September 30, 2012, and 78.1 million at December 31, 2011.

(a)
In the fourth quarter of 2012, UnitedHealthcare reclassified 75,000 Medicare and Medicaid eligible (MME) individuals to Medicaid from Medicare Advantage to better reflect how these members are served. Earlier periods presented have been conformed to reflect this change.